Term sheet No. 697AQ/A†

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

product supplement AQ dated February 4, 2009 and

underlying supplement 17 dated August 11, 2008

Registration Statement No. 333-137902 Dated July 21, 2009; Rule 433

Deutsche Bank AG, London Branch

$

Buffered Barrier Rebate Securities Linked to the iShares® MSCI Emerging Markets Index Fund due January 27*, 2011

General

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The securities are designed for investors who seek a return linked to the appreciation of the iShares® MSCI Emerging Markets Index Fund, up to an Index Fund cap of 50%. If the Index Fund closing level exceeds the Upper Barrier on any day during the Observation Period, a Rebate of between 27.0% and 34.0% will be paid at maturity. The first 10% of any decline in the Ending Index Fund Level as compared to the Initial Index Fund Level is protected. Accordingly, if the Index Fund declines by more than 10% from its initial level, investors must be willing to lose up to 90% of their investment. Investors should be willing to forgo interest and dividend payments.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing January 27*, 2011.

•	Denominations of $1,000 (the “Face Amount“) and multiples thereof, and minimum initial investments of $1,000.

•	The securities are expected to price on or about July 23*, 2009 and are expected to settle three business days later on or about July 28*, 2009 (the “Settlement Date“).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Index Fund:	iShares® MSCI Emerging Markets Index Fund (the “Index Fund“).

Issue Price:	100% of the Face Amount.

Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 Face Amount, of $1,000 plus the Additional Amount, which may be positive or negative. In no event will the Payment at Maturity be less than $100, subject to the credit of the Issuer.

Additional Amount:	The Additional Amount paid at maturity per $1,000 Face Amount will equal:

If a Barrier Event has not occurred and

•	the Ending Index Fund Level is greater than or equal to the Initial Index Fund Level: $1,000 x (Participation Rate x Index Fund Return)
•	the Ending Index Fund Level declines from the Initial Index Fund Level by 10% or less: $0
•	the Ending Index Fund Level declines from the Initial Index Fund Level by more than 10%: $1,000 x (Index Fund Return + Buffer Amount)

If a Barrier Event has occurred and

•	the Ending Index Fund Level is greater than or equal to the Initial Index Fund Level: $1,000 x Rebate
•	the Ending Index Fund Level declines from the Initial Index Fund Level by 10% or less: $1,000 x Rebate
•	the Ending Index Fund Level declines from the Initial Index Fund Level by more than 10%: $1,000 x (Index Fund Return + Buffer Amount + Rebate)

Participation Rate:	100%

Buffer Amount:	10%

Index Fund Return:	The performance of the Index Fund from the Initial Index Fund Level to the Ending Index Fund Level, calculated as follows:

Ending Index Fund Level – Initial Index Fund Level

Initial Index Fund Level

The Index Fund Return may be positive or negative.

Barrier Event:	A Barrier Event occurs if, on any trading day during the Observation Period, the closing level of the Index Fund is greater than the Upper Barrier.

Upper Barrier:	150% of the Initial Index Fund Level.

Observation Period:	The period of trading days on which there is no market disruption event with respect to the Index Fund commencing on (and including) the Trade Date to (and including) the Final Valuation Date.

Rebate:	27.0%-34.0%, or $270.00-$340.00 per $1,000 Face Amount. The actual Rebate will be determined on the Trade Date.
Initial Index Fund Level:	The Index Fund closing level on the Trade Date.

Ending Index Fund Level:	The Index Fund closing level on the Final Valuation Date.

Trade Date:	July 23*, 2009.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Index Fund. See “Description of Securities—Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Final Valuation Date:

January 24*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:

January 27*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Listing:	The securities will not be listed on any securities exchange.

CUSIP:	2515A0 M8 3

ISIN:	US2515A0M834

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities and the length of the Observation Period remain the same.

† This amended and restated term sheet supersedes term sheet No. 697AQ in its entirety. We refer to this amended and restated term sheet as “term sheet.”

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$	$	$
(1)

For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 of securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement AQ dated February 4, 2009 and in underlying supplement 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AQ dated February 4, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509018934/d424b21.pdf

•	Underlying supplement 17 dated August 11, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

What is the Payment Amount at Maturity of the Securities Assuming a Range of Performance for the Index Fund?

The following table illustrates a range of hypothetical Payments at Maturity of the securities. The “payment return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000. The hypothetical payment returns set forth below assume an Initial Index Fund Level of 33, an Upper Barrier of 49.50 (150% of the Initial Index Fund Level), a Participation Rate of 100%, a Buffer Amount of 10%, and a Rebate of 30.5%. The actual Initial Index Fund Level, Upper Barrier, and Rebate will be set on the Trade Date. The hypothetical payment returns set forth below are for illustrative purposes only and are not the actual payment returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		The Index Fund Never Closes Above the Upper Barrier on any Trading Day during the Observation Period			The Index Fund Closes Above the Upper Barrier on any Trading Day during the Observation Period
Hypothetical Ending Index Fund Level	Index Fund Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Payment Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Payment Return (%)
66.00	100.00%	N/A	N/A	N/A	$305.00	$1,305.00	30.50%
57.75	75.00%	N/A	N/A	N/A	$305.00	$1,305.00	30.50%
49.50	50.00%	$500.00	$1,500.00	50.00%	$305.00	$1,305.00	30.50%
46.20	40.00%	$400.00	$1,400.00	40.00%	$305.00	$1,305.00	30.50%
42.90	30.00%	$300.00	$1,300.00	30.00%	$305.00	$1,305.00	30.50%
41.25	25.00%	$250.00	$1,250.00	25.00%	$305.00	$1,305.00	30.50%
37.95	15.00%	$150.00	$1,150.00	15.00%	$305.00	$1,305.00	30.50%
36.30	10.00%	$100.00	$1,100.00	10.00%	$305.00	$1,305.00	30.50%
34.65	5.00%	$50.00	$1,050.00	5.00%	$305.00	$1,305.00	30.50%
33.00	0.00%	$0.00	$1,000.00	0.00%	$305.00	$1,305.00	30.50%
31.35	-5.00%	$0.00	$1,000.00	0.00%	$305.00	$1,305.00	30.50%
29.70	-10.00%	$0.00	$1,000.00	0.00%	$305.00	$1,305.00	30.50%
28.05	-15.00%	-$50.00	$950.00	-5.00%	$255.00	$1,255.00	25.50%
24.75	-25.00%	-$150.00	$850.00	-15.00%	$155.00	$1,155.00	15.50%
23.10	-30.00%	-$200.00	$800.00	-20.00%	$105.00	$1,105.00	10.50%
19.80	-40.00%	-$300.00	$700.00	-30.00%	$5.00	$1,005.00	5.00%
16.50	-50.00%	-$400.00	$600.00	-40.00%	-$95.00	$905.00	-9.50%
8.25	-75.00%	-$650.00	$350.00	-65.00%	-$345.00	$655.00	-34.50%
0.00	-100.00%	-$900.00	$100.00	-90.00%	-$595.00	$405.00	-59.50%

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index Fund increases by 25% from the Initial Index Fund Level of 33.00 to an Ending Index Fund Level of 41.25, and:

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no Barrier Event occurs. Because the Ending Index Fund Level is greater than the Initial Index Fund Level and no Barrier Event occurs, the investor receives a Payment at Maturity of $1,250.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  $1,000  x  (Participation Rate  x  Index Fund Return)  =

$1,000  +  $1,000  x  (100.00%  x  25.00%)  =  $1,250.00

•

a Barrier Event occurs. Because the Ending Index Fund Level is greater than the Initial Index Fund Level and a Barrier Event occurs, the investor receives a Payment at Maturity of $1,305.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  ($1,000  x  Rebate)  =

$1,000  +  ($1,000  x  30.5%)  =  $1,305.00

Example 2: The level of the Index Fund decreases by 5% from the Initial Index Fund Level of 33.00 to an Ending Index Fund Level of 31.35, and:

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no Barrier Event occurs. Because the Index Fund decreases by less than the Buffer Amount of 10% and no Barrier Event occurs, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

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a Barrier Event occurs. Because the Index Fund decreases by less than the Buffer Amount of 10% and a Barrier Event occurs, the investor receives a Payment at Maturity of $1,305.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  ($1,000  x  Rebate)  =

$1,000  +  ($1,000  x  30.5%)  =  $1,305.00

Example 3: The level of the Index Fund decreases by 50% from the Initial Index Fund Level of 33.00 to an Ending Index Fund Level of 16.50, and:

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no Barrier Event occurs. Because the Index Fund decreases by more than the Buffer Amount of 10% and no Barrier Event occurs, the investor receives a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  [$1,000  x  (Index Fund Return  +  Buffer Amount)]  =

$1,000  +  [$1,000  x  (-50.00%  +  10.00%)]  =  $600.00

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a Barrier Event occurs. Because the Index Fund decreases by more than the Buffer Amount of 10% and a Barrier Event occurs, the investor receives a Payment at Maturity of $905.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000  +  [$1,000  x  (Index Fund Return  +  Buffer Amount  +  Rebate)]  =

$1,000  +  [$1,000  x  (-50.00%  +  10.00%  +  30.5%)]  =  $905.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS LIMITED — The securities provide the opportunity to participate in any positive Index Fund Return up to a cap of 50%. If a Barrier Event occurs, your return will be limited to a Rebate of between 27.0% and 34.0%, regardless of any positive performance of the Index Fund. The actual Rebate will be set on the Trade Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the securities is protected against a decline in the Ending Index Fund Level, as compared to the Initial Index Fund Level, of up to 10% (the Buffer Amount) if no Barrier Event occurs and up to between 37.0% and 44.0% (the sum of the Buffer Amount and the Rebate (to be determined on the Trade Date)) if a Barrier Event occurs. If the Ending Index Fund Level declines as compared to the Initial Index Fund Level, for every 1% decline of the Index Fund beyond 10% (the Buffer Amount) of the Initial Index Fund Level if no Barrier Event occurs and beyond between 37.0% and 44.0% (the sum of the Buffer Amount and the Rebate (to be determined on the Trade Date)) of the Initial Index Fund Level if a Barrier Event occurs, you will lose an amount equal to 1% of the Face Amount of your securities. You may lose up to 90% of your investment if no Barrier Event occurs.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND – The return on the securities is linked to the performance of the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Index”). The Index is designed to measure equity market performance in the global emerging markets and consists of the following 25 emerging markets component country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the Index Fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 17 dated August 11, 2008.

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UNCERTAIN TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, other than pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as subject to the “constructive ownership” regime of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the securities sold, exchanged or retired in shares of the Index Fund on the issue date and sold those shares for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In December 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index Fund or any of the component stocks of the Index Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — Payment at maturity of the securities is protected against a decline in the Ending Index Fund Level, as compared to the Initial Index Fund Level, of up to 10% (the Buffer Amount) if no Barrier Event occurs and up to between 37.0% and 44.0% (the sum of the Buffer Amount and the Rebate (to be determined on the Trade Date)) if a Barrier Event occurs. If the Ending Index Fund Level declines as compared to the Initial Index Fund Level, for every 1% decline of the Index Fund beyond 10% (the Buffer Amount) of the Initial Index Fund Level if no Barrier Event occurs and beyond between 37.0% and 44.0% (the sum of the Buffer Amount and the Rebate (to be determined on the Trade Date)) of the Initial Index Fund Level if a Barrier Event occurs, you will lose an amount equal to 1% of the Face Amount of your securities. You may lose up to 90% of your investment if no Barrier Event occurs.

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IF A BARRIER EVENT OCCURS, YOUR ADDITIONAL AMOUNT WILL BE LIMITED TO THE REBATE, REGARDLESS OF ANY POSITIVE PERFORMANCE OF THE INDEX FUND — If a Barrier Event occurs, your Additional Amount will be limited to the

Rebate, regardless of any positive performance of the Index Fund. You will not benefit from any appreciation of the Index Fund beyond the Rebate. If a Barrier Event does not occur, your return will be limited by the Upper Barrier.

•	THE SECURITIES DO NOT PAY INTEREST — Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of your initial investment at maturity.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the level of the Index Fund during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Index Fund closing level has exceeded the Upper Barrier on any trading day during the Observation Period and, if not, whether the level of the Index Fund is close to the Upper Barrier;

•	the expected volatility of the Index Fund;

•	the time remaining to maturity of the securities;

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the market price and dividend rate on the stocks held by the Index Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on Index Fund shares and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Index Fund that may or may not require an anti-dilution adjustment;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index Fund, and the volatility of those rates;

•	a variety of economic, financial, political, regulatory or judicial events that affect the component stocks underlying the Index Fund or markets generally;

•	the composition of the Index Fund and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Index Fund would have.

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THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. The payment at maturity on the securities is subject to our creditworthiness.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the equity markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the prices of the component stocks underlying the Index Fund and consequently have an impact on the performance of the Index Fund, and may adversely affect the Index Fund Return and/or may cause the Index Fund to close above the Upper Barrier. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL THE INDEX FUND TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities, and the Index Fund to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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THERE IS NO AFFILIATION BETWEEN THE INDEX FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX FUND – We are not affiliated with the Index Fund or the issuers of the component securities held by the Index Fund or underlying the Index replicated by the Index Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Index Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Index Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Index Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the component securities held by the Index Fund or underlying the Index and the issuers of the component securities held by the Index Fund or underlying the Index. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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ADJUSTMENTS TO THE INDEX FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES – Barclays Global Fund Advisors (“BGFA“) is the investment advisor to the Index Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI“), the publisher of the Index. The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete, or substitute the stocks composing the Index Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Index Fund, which could cause the price of Index Fund shares to close below the Buffer Level, in which case for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the face amount of your securities.

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THE INDEX FUND AND THE INDEX ARE DIFFERENT – The performance of the Index Fund may not exactly replicate the performance of the Index because the Index Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BGFA may invest up to 10% of the Index Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates. The Index Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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CURRENCY EXCHANGE RISK – The prices of the stocks underlying the Index are converted into U.S. dollars in calculating the level of the Index. As a result, the holders of the securities will be exposed to currency exchange risk with respect to each of the currencies in which the equity securities underlying the Index trade. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the Index, and the value of your securities.

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NON-U.S. SECURITIES MARKETS RISKS – The stocks included in the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The value of the securities is subject to the political and economic risks of emerging market countries through the iShares® MSCI Emerging Markets Index Fund. The MSCI Emerging Markets Index includes companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and payment at maturity of your securities.

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PAST PERFORMANCE OF THE INDEX FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE INDEX FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Index Fund, the Index or of the component securities held by the Index Fund over the life of the securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index Fund or of the component securities held by the Index Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index Fund, of the Index or of the component securities held by the Index Fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as subject to the “constructive ownership” regime of

Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the securities. As described above under “Certain Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the daily Index Fund closing levels from August 27, 2003 through July 16, 2009. The Index Fund closing level on July 16, 2009 was 33.23. We obtained the Index Fund closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The price source for determining the Ending Index Fund Level will be the Bloomberg page “SPX:IND” or any successor page. The historical levels of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the Index Fund Ending Level or that the Index Fund closing levels will remain within the stated Index Fund barriers throughout the Observation Period. We cannot give you assurance that the performance of the Index Fund will result in the return of your initial investment in excess of the Buffer Amount.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. (“DBSI“) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Face Amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three business days after the Trade Date.